                                                                       NEWS RELEASE

FOR IMMEDIATE RELEASE:

PARKERVISION, INC. ANNOUCES PUBLIC OFFERING OF COMMON STOCK

Jacksonville, Fla., November 9, 2009 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced that it intends to offer shares of common stock in an underwritten public offering. Piper Jaffray & Co. (“Piper Jaffray”) is acting as the sole underwriter and manager of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 14, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, shares of common stock.  Furthermore, ParkerVision will not sell any of the common stock and has been advised by Piper Jaffray that its underwriter and its affiliates will not sell any of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2008, as amended, and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2009. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com

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